Exhibit 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH FIVE ASTERISKS (*****), HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

COVANCE MASTER SERVICES AGREEMENT

This Master Services Agreement is effective as of  July 31, 2017 (“Effective Date”) by and between

(1)         COVANCE INC. whose registered office is at 210 Carnegie Center, Princeton, New Jersey 08540 (the Company or Covance); and

(2)         IMMUNOMEDICS INC. whose registered office is at 300 American Road, Morris Plains, New Jersey 07950 (the Sponsor).

(each a Party and collectively the Parties).

RECITALS

(A)        WHEREAS, the Sponsor develops drugs and/or medical devices.

(B)        WHEREAS, Company, through itself and its Affiliates (as defined below), provides a wide range of product development and testing services on a worldwide basis to the biotechnology, pharmaceutical and medical device industries, including, without limitation, preclinical efficacy and safety laboratory services, Phase I, II, III and IV clinical services, preapproval services, central laboratory services, health economics services, market access and commercialization and biotechnology services.

(C)        WHEREAS, the Sponsor desires to contract with Company and/or its Affiliates for the purpose of providing services to assist the Sponsor in the execution of various projects.

(D)        WHEREAS, when the Sponsor requests the services of the Company or any of its Affiliates, and the Company or its Affiliate is able to provide such services, the relevant parties shall enter into a separate service contract in accordance with this Agreement (as defined below).

(E)        WHEREAS, each such separate contract shall be a Work Order (as defined below) each of which shall incorporate the terms and conditions set out in this Agreement.

IT IS AGREED

1            DEFINITIONS

1.1         In this Agreement, unless the context otherwise requires and expressly states, the following words and expressions shall have the following meanings:

“Affiliate” means any entity controlling, controlled by, or in common control with a Party.  For the purposes of this definition, “Control” shall mean ownership or control, directly or indirectly of more than fifty per cent (50%) of the common voting stock or ordinary shares in the entity or the right to appoint fifty per cent (50%) or more of the directors of that entity.  With respect to the Company, the term Affiliate shall include Laboratory Corporation of America Holdings and any business entity that is controlled by or under common control with Laboratory Corporation of America Holdings.

“Agreement” means this MSA and any applicable Exhibit A.

“Anti-Corruption Laws” means any anti-bribery and anti-corruption laws, rules, regulations applicable to either Party (each as amended from time to time) including the Prevention of Corruption Act (Cap. 241) of Singapore, the US Anti-Kickback Law, the US Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions, together with any applicable implementing legislation, including any applicable local law addressing bribery or corruption.

“Assumptions” means any General Assumptions and any Study/Services Specific Assumptions.

“Background IP” means all pre-existing intellectual property belonging to or licensed to a Party or other intellectual property created outside the scope of the Services.

“Budget” means the fees and estimated pass through costs charged and/or incurred by Covance in the performance of the Services or Study as set out in a Work Order.

“CFR” mean the US Code of Federal Regulations.

“Change Order” has the meaning given in Section 10.

“Claim” means any third party claims, demands, assessments, actions, suits, proceedings, settlements or investigations.

“Confidential Information” means any and all commercial or technical information or materials and all derivatives thereof, in any and all forms, howsoever disclosed or obtained  including business plans, financial information, client lists and requirements, techniques, designs, methods, processes and procedures which: (i) is identified by a suitable legend or other marking as being confidential (or similar designation) in a suitable prominent position; (ii) is described as confidential at the time of disclosure; or (iii) the Receiving Party regards or should reasonably be expected to regard as proprietary and confidential given the nature of the information and the reasonable efforts under the circumstances used to maintain its confidentiality.

“Covance” means the Company and each Company Affiliate that signs an Exhibit A and thereby becomes a Party to this Agreement.

“Covance Property” means inventions, proprietary processes, software (including codes) data, technology, know-how and other intellectual property that have been independently developed, discovered or licensed by Covance, including those that relate to the proprietary innovative testing procedures, laboratory testing, data collection or data management, procedural manuals, delta flags, nucleic acid based vectors, analytical procedures and approaches (even if such are developed in the course of providing the Services or are captured in documents pertaining to the Services i.e. laboratory notebooks), techniques, skills, models, multimedia source codes, non-product specific components of questionnaires, management tools and any other materials, employed, developed or obtained by Covance, which are not specifically part of the Services or a Work Order.

“Data Protection Laws” mean all applicable privacy, data protection or similar laws and regulations anywhere in the World, as the same may be amended from time to time, including to the extent applicable to the respective Services, the Data Protection Directive (95/46/EC), the Personal Data Protection Act 2012 of Singapore and any applicable implementing legislation or any amendment thereto.

“Delay” means a delay, suspension or postponement of the Services and “Delayed” shall be construed accordingly.

“Deliverables” means as applicable to the Services, Results, Study Records or any other deliverable specified in the Work Order (including physical products).

“Disclosing Party” means a Party that discloses Confidential Information.

“Exhibit A” means the additional terms and conditions of a Company Affiliate which is executed by the Sponsor and a Company Affiliate and attached to this MSA.  If more than one Company Affiliate is a party to this MSA, Exhibit A shall be numbered sequentially beginning with Exhibit A-1 and continuing as necessary.

“FDA” means the US Food and Drug Administration.

“Financial Interest Claims” means any claims related to the financial interest of a third party with whom the Sponsor has entered into an agreement for the development, licensing, and/or commercialization of the Test Materials and who has a financial interest in the outcome of the development of such Test Materials.

“Force Majeure Event” means any force majeure event as recognized by applicable law, but for the purposes of this Agreement, shall include all circumstances or causes beyond the reasonable control of a Party, including war, threat of war or warlike conditions, blockade, embargo, fire, explosion, lightning, storm, drought, flood, earthquake or other natural disaster, pandemic or epidemic, power failure of a scope and time period consistent with “force majeure,” shortage of labor or supplies, supply chain issues, strikes, lock outs, acts of terrorism, riot, civil unrest, insurrection, acts of government or other international bodies, political subdivision and any other events which by nature could not have been foreseen by the Parties or, if it could have been foreseen, were unavoidable by a reasonable prudent business.

“General Assumptions” means (i) the scope of the Services remains constant; (ii) the Sponsor timely performs all of its obligations under this Agreement and any applicable Work Order; (ii) the full cooperation of the Sponsor and any third party not under Covance’s reasonable control in the timely performance of Covance’s obligations under this Agreement and any applicable Work Order; (iii) the Sponsor refrains from any actions, inactions or omissions that would prevent Covance from performing its obligations in a timely manner; (iv)  the proper and timely performance of all appropriate tasks relevant to the Services by third parties outside of Covance’s reasonable control; and (v) no other event or occurrence outside of Covance’s reasonable control including Force Majeure Events or a change in the Regulatory Requirements which affects the Study.

“HBS Donor” means an individual, living or deceased, from whom the HBS was obtained.

“Human Biological Samples” or “HBS” means any human biological material, including human bodily parts and organs in whole or sub-samples, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes or sub-cellular structures, such as DNA, or any derivative or product of such human biological materials including stem cells, cell lines, bodily fluids, blood derivatives and urine.

“IEC/IRB” means an independent ethics committee or institutional review board.

“Informed Consent” means an IEC/IRB approved informed consent form signed by the HBS Donor, their next of kin or legal representative authorizing the Use of their HBS.

“Invention” means any patentable invention or other registerable intellectual property rights discovered, conceived or made by Covance specifically as a result of performing the Services for the Sponsor and directly relating to the Test Materials and/or the Sponsor Information.

“Investigator” means third party principal investigators and/or investigative sites.

“Loss” means any loss, cost, damage or expense (including reasonable legal expenses).

“MSA” means this master services agreement document.

“Personal Data” shall have the meaning set forth in any applicable Data Protection Laws.

“Protocol/Scientific Plan” means a protocol or an equivalent document, which includes a scientific plan, laboratory testing procedure or sample analysis outline, whether provided by the Sponsor or prepared by Covance under the Sponsor's direction in relation to the Services, the Study and/or relevant Work Order.

“Receiving Party” means a Party that receives Confidential Information.

“Regulatory Authority” means any national or state (in the case of the US), or local agency, authority, of any government of any country having jurisdiction over the respective activities contemplated by this Agreement or Work Order, or over the respective Parties.

“Regulatory Requirements” means all laws, statutes, acts, rules, regulations, codes, orders, directives or other legally binding requirements of any Regulatory Authority and industry standards or codes of conduct applicable to the Services.

“Results” mean: (i) all materials, data, documents and information produced or developed by Covance specifically as a result of the Services and related to the Test Materials and/or the Sponsor Information; and (ii) the Study Records (if applicable).

“Samples” means biological samples associated with the Services.

“Serious Breach” means a reportable non-compliance issue that significantly and negatively impacts: (i) the safety or rights of an individual in a Study or (ii) the reliability and robustness of the data generated in a Study.

“Services” means the services and/or applicable products provided by Covance to the Sponsor as more particularly described in the Work Order.

“Sponsor Information” means Test Materials, data, specification or other materials or information supplied by the Sponsor to Covance in connection with the Services.

“Study” means a clinical trial or scientific evaluation of the Test Materials to which the Services relate as further defined in the applicable Work Order and Protocol/Scientific Plan.

“Study/Services Specific Assumptions” means Study or project specific assumptions set forth in the applicable Work Order.

 “Study Records” means in relation to contracted activities, all records, notes, reports  (including case report forms; monitoring logs; data correction forms; case histories; medical images; drug safety records; records of receipt, use, processing and disposition of Test Materials and trial master file) and other observations, notations or data of activities or procedures (in each case whether in a written or electronic format) which Covance obtains from each Investigator or which Covance specifically generates or produces for the relevant Study under the Regulatory Requirements, excluding the Study subject’s personal medical records.

“Subcontractor” means a third party service provider approved, qualified, reviewed and contracted by Covance for services that are generally provided directly by Covance and which are part of the Services within the scope of this Agreement or a Work Order.

“System Data” means control data from laboratory tests or transactional, volume and performance data related to the Services, which does not contain any: (i) control data following treatment with any Test Materials; (ii) personally identifiable information; or (iii) Sponsor Confidential Information.

“Taxes” means VAT/GST, local, state (in the case of the US), federal sales or use taxes, excise taxes, country specific business or professional services tax or similar tax on international services or foreign entities providing services or consumption taxes.

“Test Materials” means compounds, materials, other substances, devices, products or other specific items as described in the Work Order and/or Protocol/Scientific Plan to be tested or used in the performance of the Services as provided to Covance by the Sponsor or that are the subject of the Services.

“Use” (in the context of Section 25) means collection, storage (including retention period) transfer (including import and export), use and return or disposal of HBS including by commercial organizations.

“VAT/GST” means value added tax or goods and services tax.

“Vendor” means third-party service providers other than a Subcontractor: (i) for which Covance may hold the contract with such service provider for the convenience or benefit of the Sponsor in connection with Services under a Work Order; or (ii) third party service providers that the Sponsor requires Covance to use; or (iii) speciality third party service providers; or (iv) other service providers used by Covance that are ancillary to or outside Covance’s business activities.  Vendors include, third party service providers of electronic data capture/bedside data capture services, specialist referral laboratories, electrocardiogram services, interactive response technology/voice response services, drug depot and drug supply services, recruitment services, transcription services and translation services, providers of equipment or medical devices and courier services.

“Work Order” means an individual project agreement in the form of Exhibit B or such other mutually agreed upon form between the Sponsor and Covance containing details of the Services to be provided by Covance, the Budget, any Study/Services Specific Assumptions and any additional terms, conditions or other particulars applicable to the Services.

1.2         In this Agreement, unless the context otherwise requires, references to: (a) Exhibit and Section headings are inserted for convenience only and do not affect the construction or interpretation of this Agreement; (b) defined terms used in this Agreement, and any Work Order shall have the meanings in this Agreement or the relevant Work Order; (c) a particular law or statutory provision is a reference to it as it is in force for the period or event to which the reference is applicable, and includes any amendment, extension, or re-enactment, and any subordinate legislation in effect at the time of application; (d) writing or written includes faxes and e-mail; (e) a person includes a corporate or unincorporated body; (f) one gender includes all genders unless clearly applicable only to one; (g) including,  include,  in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and (h) words in the singular include the plural and vice versa, unless contrary to the Agreement’s intent in the context.

1.3         If this Agreement is translated, the English language text and version shall prevail.

2            FORM OF CONTRACT

2.1         The additional terms and conditions of each Company Affiliate that apply to the services provided by a Company Affiliate (and any Work Orders thereunder) are detailed in Exhibit A.  Upon execution of the relevant Exhibit A, the respective Company Affiliate shall become an additional party to this Agreement and shall be subject to the terms and conditions herein.

2.2         Each Company Affiliate that enters into a Work Order shall be bound by all applicable terms and conditions of this Agreement and of the respective Work Order to provide the relevant Services. For the avoidance of doubt and as defined above “Covance” means the Company and any Company Affiliate.   Each Company Affiliate who is a Party to this Agreement shall have the respective rights and obligations of the Company under this Agreement.

2.3         The terms and conditions of this Agreement shall apply to the Work Order to the exclusion of any other terms that the Parties may seek to impose or incorporate or which are implied by trade, custom, practice or course of dealing.

2.4         Each Work Order shall: (a) be entered into by Covance and the Sponsor; (b) constitute a separate and independent contract that binds the relevant Parties; (c) incorporate the terms and conditions of this Agreement, except to the extent as otherwise agreed by the Parties; (d) incorporate by reference the Protocol/Scientific Plan which shall be deemed part of the Work

Order; (e) specify the Services to be provided; (f) specify any conditions and any information required for the Services; (g) be governed by the governing law of this MSA; and (h) specify the Budget for the Services and any Study/Services Specific Assumptions relating to the Budget together with a payment schedule or payment terms.

2.5         The Sponsor acknowledges and agrees that: (a) all issues and correspondence regarding the performance of such Services should be directed to the relevant person as set out in the applicable Work Order or otherwise identified by Covance; and (b) the relevant Company Affiliate and Covance shall be jointly and severally responsible and liable to the Sponsor for any breach of the relevant Work Order.

2.6         Each relevant Protocol/Scientific Plan forms part of (and is incorporated into) this Agreement.  In the event of a conflict between the Protocol/Scientific Plan and this Agreement or Work Order, the terms of the Protocol/Scientific Plan shall prevail with respect to the scientific, medical, technical and regulatory guidelines used in the conduct of the Services.  This Agreement and the Work Order shall govern in all other instances.

2.7         If there is a conflict between the provisions of this MSA, Exhibit A and the provisions of a Work Order and its attachments and except to the extent that a provision with a lower priority expressly states otherwise, whereby such provision shall have a higher priority, the conflict shall be resolved by interpreting the provisions in the following order of priority: this MSA, Exhibit A, the provisions of the Work Order and any other attachments.

3            PERFORMANCE AND PROVISION OF SERVICES AND/OR PRODUCTS

3.1         Covance shall:

(a)        perform the Services with due skill and care in accordance with industry standards and the Protocol/Scientific Plan; and

(b)        supply the Services, including any applicable products and Results, in accordance with this Agreement and any express terms set out in the Work Order and the Protocol/Scientific Plan.

3.2         Covance shall use its reasonable efforts to perform the Services within the timeframe estimated in the Protocol/Scientific Plan or applicable Work Order.  The Sponsor agrees and acknowledges that time estimate assumes the full cooperation of the Sponsor, Regulatory Authorities, IECs/IRBs and Investigators (if applicable) and other third parties not under Covance’s reasonable control.

3.3         Covance reserves the right to refuse to perform any Services including in relation to the Test Materials deemed by Covance, in its reasonable discretion, to be hazardous in nature; provided that it first provides Sponsor prior written notice of such hazard and the Parties shall meet and discuss such hazard.

4           TERM

4.1         This Agreement shall come into force on the Effective Date and shall remain in force for *****.  Thereafter, this Agreement shall renew automatically for successive one (1) year periods unless a Party provides the other Party with written notice of its intention not to renew and extend this Agreement, such notice shall be served at least sixty (60) days prior to the intended expiration date.

4.2         Each Work Order shall come into force on the last date of execution by the Parties or such date as specified in the Work Order and shall continue until the earlier of:

(a)        expiry of the period specified in the Work Order (or such extended period as the Parties may agree in writing); or

(b)        completion of Covance’s provision of the Services (excluding archival obligations and similar ongoing obligations which would survive in accordance with this Agreement and the respective Work Order) and the Sponsor’s payment of the relevant fees, pass through costs and other applicable costs and expenses incurred by Covance in the performance of the Services; or

(c)        termination of this Agreement or the Work Order pursuant to Section 21.

5            REGULATORY COMPLIANCE

5.1         Each Party shall comply in all material respects with all applicable Regulatory Requirements relevant to the Services and applicable to the location of the Services to be provided and as may be specified in the respective Work Order or Protocol/Scientific Plan.  In the absence of an agreed Protocol/Scientific Plan that is applicable to the Services, the Sponsor shall notify Covance of the intended regulatory use (if any) of the Services and the applicable Regulatory Requirements to be followed by Covance in performing the Services.

5.2         In the event of a conflict in any applicable Regulatory Requirements, the Sponsor shall designate which regulations shall be followed by Covance in its performance of the Services and the Sponsor shall be fully responsible and shall indemnify Covance for the outcome of such a decision.  In the event that Covance cannot perform the Services in a Work Order as directed by the Sponsor under the Regulatory Requirements or which would place the Parties at risk of a potential Serious Breach, the Parties shall work together to agree what actions should be taken to resolve the conflict. If the Parties cannot resolve the conflict, Covance reserves the right to Delay or terminate any Services potentially at risk.

5.3         If any Regulatory Requirements are changed, Covance shall use its reasonable commercial efforts to satisfy such new requirements.  In the event that compliance with such new requirements necessitates a change in this Agreement or a Work Order, the Parties shall agree in writing on a Change Order prior to performing any new or revised Services.  This provision shall not affect performance of services unaffected by new requirements.

6            PROTOCOL/SCIENTIFIC PLAN

6.1         Covance shall, if required and at the Sponsor’s request and expense, consult with the Sponsor and assist the Sponsor in developing the Protocol/Scientific Plan and the design of the Services consistent with current Regulatory Requirements.  Notwithstanding such assistance, Covance does not warrant that the Protocol/Scientific Plan, study design or Results shall satisfy the requirements of any Regulatory Authority at the time of submission.

6.2         The Protocol/Scientific Plan shall, to the extent applicable to the Services, specify the study design, estimated duration, any Regulatory Authority and the country or countries to which the Sponsor intends to submit the Results and other matters pertinent to the completion of the Study or Services.  Covance shall perform the Services for the Sponsor in accordance with such Protocol/Scientific Plan and the respective Work Order.

7            TEST MATERIALS

7.1         If applicable to the Services, the Sponsor shall provide Covance with clearly labelled and sufficient amounts of any Test Materials which shall be labelled in compliance with any Regulatory Requirements.  The Sponsor shall also provide Covance with all applicable, relevant, accurate and duly authorized Sponsor Information as may be required by Covance to perform the Services, which relates to the Test Materials, including the purity, stability, batch number, storage, transportation and safety requirements or other relevant information known by the Sponsor.

7.2         Where the nature of the Test Materials requires additional services (including risk assessment and documentation of genetically modified organisms, radiolabelled material or material requiring import or export permits),  Covance reserves the right to levy a mutually agreed charge to the Sponsor for such additional services.

7.3         Upon completion of the Services, and unless otherwise agreed in the Protocol/Scientific Plan, any remaining Test Materials shall, at the Sponsor's expense, be destroyed or, upon the Sponsor's request and expense, returned to the Sponsor for retention in compliance with applicable Regulatory Requirements.

7.4         The Sponsor represents and warrants that the use of any Sponsor Information or Test Materials by Covance in performing the Services shall not knowingly infringe the intellectual property rights or breach a party’s confidentiality obligations to a third party.

7.5         Covance expressly disclaims: (a) any responsibility and liability for the accuracy of the Sponsor Information; and (b) any error or defect in the Services as a consequence of any inaccuracies in the Sponsor Information, and in each case Covance disclaims any responsibility and liability for any consequences of such errors or defects.

7.6         Covance makes no representation, warranty or guarantee regarding the value, prospects, performance, clinical or commercial success of any Test Material which is the subject of any Services performed by Covance, including the likelihood of such Test Material reaching any particular phase of development, obtaining any regulatory approval, or obtaining any level of sales or market acceptance.

8            FEES AND INVOICES

8.1         The Budget and the payment schedule or payment terms for the Services or a Study shall be detailed in a Work Order Any Budget shall be based on the scope of work, the fees, estimated pass through costs and the Assumptions which apply to the Services. Any deviation or change from the Services set forth in any Work Order or the Assumptions must be agreed to in advance in writing by both parties in order to impact the applicable Budget.

8.2         In consideration for the Services provided by Covance under the applicable Work Order, the Sponsor hereby agrees to pay Covance the fees and actual pass through costs incurred as specified in the applicable Work Order, provided, however, that the Sponsor shall have no obligation to pay Covance for any pass through costs incurred by Covance unless (i) such pass through costs are included in the applicable Budget already approved by the Sponsor, or (ii) such pass through costs were otherwise approved by the Sponsor prior to their incurrence .  Invoices shall be issued in accordance with the payment schedule or payment terms, in the Work Order. Covance shall have no obligation to make payments of investigator grant payments to any investigator or investigative site until such time as payment of such pass through costs are made by Sponsor to Covance.

8.3         The Sponsor shall pay Covance's invoices within thirty (30) days of the invoice date.  Documentation for out of pocket expenses shall be provided via a summary report or detailed on the applicable invoice.  If the Sponsor disagrees with the accuracy of an invoice, the Sponsor shall notify Covance of such inaccuracy within fifteen (15) working days of receipt of the invoice. The Sponsor agrees to pay the amounts for any items not in dispute and agrees not to unreasonably withhold payment.

8.4         Company may charge a ***** percent (*****%) per annum interest on any unpaid invoice (other than the disputed portion of an invoice) not paid within thirty (30) days of the due date of such.

8.5         If the Sponsor requires a purchase order for the payment of Covance invoices, the Sponsor shall provide the purchase order at the time of returning the signed Work Order. Failure to provide a purchase order shall not preclude Covance from issuing an invoice in accordance with the payment schedule or payment terms, defined in the Work Order for milestones met or work performed and the Sponsor shall be responsible for payment of all invoices.

9            TAXES

9.1         The Budget for the Services under this Agreement shall not be construed to include any Taxes.  Such Taxes now known or which may come to be known at a later time will be assumed by Sponsor without deduction to amounts owed to Covance.

9.2         Payments made by the Sponsor to Covance under this Agreement shall be inclusive of any VAT/GST, where applicable.  Where VAT/GST is properly chargeable on the Services provided under this Agreement and Work Order, the Sponsor shall pay such amounts of VAT/GST to Covance on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT/GST is chargeable.

9.3         Where any Test Materials relevant to the Services are imported for the purposes of the Services under the terms of this Agreement or a Work Order, import VAT or other excise duties may be incurred.  Where an irrevocable duty is incurred, Covance shall charge the duty onto the Sponsor as a pass through cost.  Covance and the Sponsor shall work together such that irrevocable costs are minimized.

10          CHANGE ORDER

10.1       If any of the Assumptions: (i) are not complied with by the Sponsor; or (ii) are invalid or incorrect; or (iii) if the Sponsor requests a change or an extension to the Services not arising from circumstances primarily attributable to any failure by Covance to perform its obligations hereunder; or (iv) if any changes to the Protocol/Scientific Plan arise either at the request of the Sponsor or as a result of scientific obstacles identified during the provision of the Services (each a Deviation) then the Services, Budget and timelines as specified in the corresponding Work Order shall be modified upon the mutual agreement of the Parties pursuant to a Change Order in accordance with the terms of this Section 10.

10.2       In addition, a Deviation may arise (and may result in a modification of the Services, the Budget or the timelines as specified in the corresponding Work Order pursuant to Section 10.1) if the Services are Delayed for: (i) a Force Majeure Event or (ii) circumstances not attributable to Covance; or (iii) events outside Covance’s reasonable control, including the following:

(a)        failure of the Sponsor to deliver the Sponsor Information in due time; or

(b)        amendments to previously agreed upon Protocol/Scientific Plans, procedures or documents required for the Services at the request of the Sponsor; or

(c)        significant delays in pre-study meetings or in other tasks to be performed by Covance caused by the Sponsor; or

(d)        Delays in obtaining or subsequent withdrawal of regulatory or ethical review approvals concerning the Services; or

(e)        death, incapacity or disability of any third party Investigator or other research specialist to continue their services in connection with the Services; or

(f)        unforeseen changes in the relevant medical practice or Regulatory Requirements; or

(g)        if applicable, either a higher ratio of drop-outs among Study subjects or a lower enrollment rate than expected and agreed by Covance and the Sponsor under the applicable Work Order.

10.3       The Parties shall negotiate, in good faith, to agree, in writing, to a change order setting forth the revised terms for the respective Work Order (a Change Order) as described below.

10.4       Covance shall provide the Sponsor with a written estimate of the consequences arising from a Deviation.  The estimate shall be provided to the Sponsor on a Change Order form in the form of Exhibit C or other such mutually agreed upon form by the Parties documenting a Deviation. In order to implement any Deviation, the Sponsor shall forward to Covance an executed and approved Change Order or other such mutually agreed upon form and, upon receipt thereof, Covance shall implement the Deviation. For clarity, any Change Order hereunder must be approved by both Parties before any Deviation may be implemented.

10.5       To the extent reasonably practicable, Covance shall continue to provide the Services pending approval of the Change Order by the Sponsor.  Covance shall not be obligated to implement all or any part of the changes without an agreement in writing signed by both Parties.  In the event that the Parties cannot agree on such changes, Covance shall not be obliged to provide non-contracted Services to the Sponsor under the relevant Work Order. In the event the Parties agree on such changes and Covance continues to provide services before the execution of the Change Order, Covance shall invoice the Sponsor for Services rendered.

11          SPONSOR VISITS

11.1       The Sponsor or its representative (which shall not be a competitor of Covance and which shall be required to be bound by confidentiality and non-use obligations substantially similar to those contained herein) may visit Covance’s premises where the Services are being performed, at reasonable times, on reasonable notice and with reasonable frequency during normal business hours to observe the progress of the Services.  Covance and the Sponsor shall cooperate in scheduling such visits.

11.2       The Sponsor acknowledges that the Sponsor’s representatives granted access to Covance facilities during any such visits may have access to confidential and proprietary information of Covance and its clients.  The Sponsor agrees that all such confidential and proprietary information of Covance obtained or observed by the Sponsor or its representatives during such visits shall remain the sole property of Covance, other third parties or the Sponsor (as applicable).  The Sponsor agrees that it and its representatives shall treat such information as Confidential Information in accordance with Section 14.

12          REGULATORY INSPECTIONS AND AUDITS

12.1       Covance shall during and up to ***** after the term of the Agreement, permit the Sponsor or its representatives (which shall not be a competitor of Covance) to: (a) audit and examine Covance’s principal facilities, operations and quality systems and documentation that are used or that are intended to be used in the performance of the Services or a Study; and (b) audit and copy the Results, regardless of location. The provisions of this Section shall also apply to Study sites managed by Covance.

12.2       In the event that a Party receives a notice from a Regulatory Authority which directly relates to the Services or a Study, and where possible and permitted by the Regulatory Authority, the Party receiving such notice shall promptly forward to the other Party a copy of such notice (or extract thereof).  Each Party shall cooperate with the other in responding to such notice especially before referring to the other Party in any regulatory correspondence or disclosing any Confidential Information to a Regulatory Authority.  However, each Party acknowledges that it may not direct the manner in which the other Party fulfils its obligations to permit inspection by Regulatory Authorities.

12.3       Covance shall cooperate with any inspection or audit by a Regulatory Authority and shall, except where prohibited by the Regulatory Authority, notify the Sponsor promptly of any request by a Regulatory Authority to conduct such audit or inspection relating to the Services that Covance is providing under this Agreement.

12.4       Where possible and permitted by the Regulatory Authority and except to the extent that the Sponsor would be exposed to Confidential Information regarding other sponsor’s development activities, Covance shall use its reasonable efforts to allow the Sponsor or its representatives to be present during any such inspection.  Where possible and if acceptable to the inspecting Regulatory Authority, the Sponsor may attend the inspection and the daily summaries/close-out meetings to discuss topics related to any Studies where the Sponsor is the sponsor.

12.5       Any request by the Sponsor for Covance to provide assistance with an audit beyond those required to confirm that Covance is in compliance with its obligations under this Agreement and any relevant Work Orders shall be considered a separate service for which additional fees shall apply.  Covance shall seek the Sponsor’s written approval to pay any related fees before performing any additional audit services.

13          POTENTIAL FRAUD, MISCONDUCT AND SERIOUS BREACH

13.1       Potential Serious Breaches shall be initially assessed through Covance’s issue escalation process.  When a significant and potential regulatory reporting requirement applicable to the issue is confirmed by Covance, Covance shall promptly notify the Sponsor in writing.

13.2       Upon notification, which includes all relevant (and then available) information and documentation, from Covance of a potential Serious Breach, the Sponsor shall review the issue and the Parties shall try to agree which Party shall have the responsibility for informing the relevant Regulatory Authority.  Notwithstanding the foregoing, Covance reserves the right to act in accordance with its ethical responsibilities and legal obligations.  Covance shall provide a copy of any such correspondence to the Sponsor.

14          CONFIDENTIAL INFORMATION

14.1       Each Party agrees that all Confidential Information of the Disclosing Party is and shall be the sole property of the Disclosing Party. Without prejudice to any Covance Property, all test information, Results, data and records developed by Covance specifically as a result of performing the Services and related to the Test Materials or Sponsor Information shall be the Confidential Information of the Sponsor.

14.2       The Receiving Party shall:

(a)      hold the Confidential Information of the Disclosing Party in confidence and in a manner consistent with the way in which it maintains the confidentiality of its own proprietary information, being at least a reasonable standard of care; and

(b)      disclose the Confidential Information of the Disclosing Party only on a ‘need to know’ basis, to its employees, officers, directors, representatives and third party Investigators, all of whom the Receiving Party shall be responsible for informing that it is Confidential Information.

14.3       The Receiving Party agrees that, except with the Disclosing Party’s written approval or as necessary to fulfil its obligations under this Agreement or a Work Order and unless agreed upon in writing by the Disclosing Party, it shall not use or disclose to any other third party any of the Confidential Information of the Disclosing Party.

14.4       The obligations of non-use and non-disclosure shall not apply to Confidential Information of the Disclosing Party that the Receiving Party can show: (a) was, or becomes, publicly known through no fault of the Receiving Party; (b) was lawfully obtained from a third party without restriction as to its use or disclosure; (c) was already in the possession of the Receiving Party prior to disclosure; or (d) was independently developed by the Receiving Party without the benefit of the Confidential Information of the Disclosing Party.

14.5       The Receiving Party shall be entitled to disclose Confidential Information of the Disclosing Party to the extent required by any law, rule, regulation, order, decree or subpoena, except that the Receiving Party shall, unless restricted by law or where not practicable, promptly notify the Disclosing Party of such requirement prior to the disclosure and shall cooperate with the Disclosing Party to seek to oppose, minimize or obtain the confidential treatment of the requested disclosure to the extent of such order.

14.6       The obligations in this Section 14 shall remain in full force and effect for a period of ***** following disclosure of the relevant Confidential Information except with respect to Confidential Information which is considered a trade secret under applicable laws, which shall remain confidential as long as such Confidential Information retains its status as a trade secret.

15          INTELLECTUAL PROPERTY RIGHTS

15.1       All Background IP is and shall remain the exclusive property of the Party owning it and except as expressly provided in this Agreement, no Party shall acquire any rights in or to the Background IP of the other Party.

15.2       The Sponsor acknowledges that Covance owns or is licensed to use Covance Property.  The Parties agree that any improvement, enhancement or modification made, conceived or developed by Covance to any Covance Property in the performance of the Services which is not specific or related directly to the Test Materials or Sponsor Information, shall be deemed Covance Property and shall vest absolutely and exclusively in Covance.  In addition, Covance shall be entitled to use and exploit any skills, techniques or know-how acquired, developed or used in the course of the Services and a Work Order and not related to the Test Materials or Sponsor Information.

15.3       Strategic insight and proposed project design and scope provided in any quotation by Covance, to the extent it is unique to Covance, is and shall remain the property of Covance and may be used by the Sponsor only to assess whether it wishes to pursue such work with Covance. The foregoing shall not affect Sponsor’s right to use any information and property that is independently developed or obtained by Sponsor.

15.4       Without prejudice to Sections 15.1 and 15.2, and upon receipt by Covance of payment in full of all amounts due and payable under a Work Order, the Sponsor shall have title to the Deliverables and all intellectual property rights therein.  Covance agrees to assign such rights to the Sponsor except that one (1) copy of any final report may be retained by Covance for regulatory or legal compliance purposes.  Notwithstanding the foregoing, the Sponsor hereby grants Covance a non-exclusive, perpetual, irrevocable, royalty-free licence to aggregate and use any System Data produced by or for Covance as part of the Services with other System Data owned or licenced by Covance, provided that Covance shall not identify such data as belonging to the Sponsor.

15.5       Covance shall disclose to the Sponsor (or its nominee) all Inventions and, except in relation to Covance Property and at the Sponsor's request, Covance shall assign to the Sponsor or its nominee (as appropriate) the rights to such an Invention.  At the Sponsor's request and expense, Covance shall do all reasonably necessary acts to vest the Invention in the name of the Sponsor or its nominee.  Where an Invention relates to laboratory testing methods, or processes primary to Covance's business and not specific to Sponsor’s Test Materials, the

Sponsor hereby agrees to grant to Company and its Affiliates a non-exclusive, non-transferable, irrevocable, perpetual, royalty-free, worldwide licence to use the Invention for the purposes of drug development services.

15.6       Except for any Covance Property owned by a third party, if any Covance Property is incorporated or included in any Deliverable (Incorporated Covance IP), Covance grants the Sponsor a royalty-free, perpetual, non-exclusive, non-transferable, non-sublicensable, world-wide license to any Incorporated Covance IP for the sole purposes of and to the extent reasonably necessary to incorporate or explain any Deliverables (without modification) and for obtaining regulatory approvals in connection with such Deliverables.

16          RECORD RETENTION

Except as otherwise directed by the Sponsor, Covance shall retain all Results relating to a Study or the Services during the term of the applicable Work Order.  Upon completion or earlier termination of a Study or the Services or earlier if requested by the Sponsor, the Results for the applicable Study or the Services shall be delivered to the Sponsor.  Covance shall not be required to return ancillary documents related to the Study Records (including invoices and other similar records).  Notwithstanding the foregoing, Covance shall be permitted to retain archival copies of such records if and to the extent that such Results are required to be stored or maintained by Covance pursuant to Regulatory Requirements or other requirements.

17          LICENSED TECHNOLOGY

17.1       If any software including third party software (Software) is made available by Covance and is used or disclosed to the Sponsor in connection with the Services, save as permitted by law, the Sponsor agrees not to: (a) modify, copy or create derivative works based on the Software; (b) reverse engineer, disassemble or decompile the Software in any manner; (c) resell, sublicense, lease, or time-share the Software; (d) publish the results of any benchmark tests run on the Software; and (e) use the Software to build a competitive product or service or for the purpose of copying its features or user interface.

17.2       To the extent that any Confidential Information includes Software that is licensed to Covance from third parties (such as, for example, licensors of electronic data capture software), such third parties shall be third-party beneficiaries of this Section 17 with the right to enforce the limitations herein, but shall not otherwise have any rights under this Agreement.

18          REMEDIES AND LIMIT OF LIABILITY

18.1       Each of the Sponsor’s and Covance's total liability to each other, including for compensatory damages, whether in contract, tort (including negligence) or otherwise under this Agreement or any Work Order shall in no circumstances exceed the *****.

18.2       Nothing in this Agreement excludes or limits the liability of either Party where liability cannot be excluded or restricted as a matter of law.

18.3       In no event shall either Party be liable to the other Party for any indirect, consequential punitive, exemplary or special damages or losses or lost profits or revenues, and each type of loss arising under this Section 18.3 shall be severable in accordance with Section 33.5 of this Agreement.

19          INDEMNITIES

19.1       Covance shall indemnify, defend and hold harmless the Sponsor and its respective officers, directors, employees and agents (the Sponsor Group) from any Loss resulting from any Claim arising from or related to (a) Covance’s negligence or intentional misconduct of Covance in performing the Services; (b) a violation of any applicable law, rule, regulation or this Agreement or any Work Order by Covance; or (c) Covance’s infringement, unlawful disclosure or misappropriation of copyright, patent, trade secret or other intellectual property of a third party other than by reason of Covance’s use of the Sponsor Information or Test Materials in accordance with the terms of this Agreement; provided that if such Losses or Claims  arise in whole, or in part, from the Sponsor’s Group’s negligence or intentional misconduct, then the amount of such Losses that Covance shall be responsible for pursuant to this Section 19.1 shall be reduced by an amount in proportion to the percentage of the Sponsor’s Group’s responsibilities for such Losses as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

19.2       The Sponsor shall indemnify, defend and hold harmless Covance and its Affiliates and their respective officers, directors, employees and agents from any Loss resulting from any Claim arising from or related to:

(a)      personal injury to a participant in a Study during the conduct of or in connection with the Services;

(b)      Covance's proper execution and/or performance of its Services in accordance with the Protocol/Scientific Plan;

(c)      the harmful or otherwise unsafe effect of the Test Materials including a Claim based upon the Sponsor's or any other person's use, consumption, sale, distribution or marketing of such Test Materials;

(d)      a violation of any applicable law, rule, regulation or this Agreement or Work Order by the Sponsor;

(e)      the Sponsor's use of the Results or Deliverables or its use or marketing of any Test Materials tested by Covance;

(f)      the negligence or intentional misconduct of the Sponsor in connection with the Test Materials, this Agreement, a Work Order or a Protocol/Scientific Plan related to the Services; or

(g)      the infringement, unlawful disclosure or misappropriation of copyright, patent, trade secret, or other intellectual property of a third party by reason of Covance’s use of the Sponsor Information or Test Materials in accordance with the terms of this Agreement, provided that if such Losses or Claims arise in whole, or in part, from Covance’s negligence or intentional misconduct, then the amount of such Losses that the Sponsor shall be responsible for pursuant to this Section 19.2 shall be reduced by an amount in proportion to the percentage of Covance’s responsibilities for such Losses as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

19.3       The Party entitled to indemnification under this Section 19 (the Indemnified Party) shall promptly give written notice to the other Party (Indemnifying Party) of a Claim or other circumstances likely to give rise to a request for indemnification after the Indemnified Party becomes aware of the same. The Indemnifying Party shall be afforded the opportunity to undertake the defense of, and to settle by compromise, or otherwise, any Claim for which indemnification is available under this Section 19.

19.4       If the Indemnifying Party assumes the defense of any Claim, the Indemnified Party may participate in such defense with legal counsel of its selection and at its expense. If the Indemnifying Party, prior to the expiration of thirty (30) days after receipt of written notice of the Claim by the Indemnified Party under this Section 19.5, has not assumed the defense thereof, the Indemnified Party may thereupon undertake the defense on behalf of, at the risk and expense of, the Indemnifying Party with all reasonable costs and expenses of such defense to be paid by the Indemnifying Party.

19.5       In the event that the Indemnified Party assumes the defense of any Claim, no compromise or settlement of any such claim shall be made without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

19.6       To the extent that Covance has to indemnify the Sponsor Group for Financial Interest Claims, Covance’s indemnification obligations for such claims shall not exceed, and shall be inclusive of, the limitation of liability in Section 18.

19.7       Nothing in this Section 19 shall restrict or limit an Indemnified Party’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a Claim under this Section.

20          CARRIER LIABILITY

20.1       In the event that either: (i) the Sponsor delivers, ships or mails (Transports) substances, samples, material or documents (Packages) to Covance; (ii) the Sponsor requests that Covance Transports Packages; or (iii) Covance Transports Packages as part of the Services to the Sponsor, a Sponsor Affiliate, another Covance entity or a third party, then the expense and risk of damage (insurance) and loss of the Packages for such Transport together with any expenses required under  applicable Regulatory Requirements shall be borne by the Sponsor, unless the Loss arises from  Covance’s negligence or intentional misconduct. Covance shall use reputable third party delivery services or carriers (Carrier) to Transport any Packages. In connection with the use of such Carriers, Covance shall not be liable for any loss or damage to the Packages, or delay, non-delivery or non-collection of the Packages caused by the acts or omissions of such Carrier, except to the extent attributable to Covance’s negligence or misconduct.

20.2       Covance shall have the benefit of any right or remedy permitted under international or domestic law and any sums recovered by Covance from a Carrier as a consequence of a loss incurred by the Sponsor due to the Carrier’s involvement with the Services shall be paid to the Sponsor. For the avoidance of doubt, a Carrier is not considered a Subcontractor for the purposes of this Agreement.

20.3       Unless otherwise agreed in writing between the Parties, any physical Deliverables to be shipped to the Sponsor shall be to the delivery address specified in the Work Order. Upon delivery of any physical Deliverables, the Sponsor shall be responsible for carefully examining such Deliverables. The Sponsor shall be deemed to have accepted such Deliverables if Covance has not been notified by the Sponsor within ten (10) business days of delivery of any defect in such Deliverables.

21         TERMINATION

21.1       On termination of this Agreement, howsoever arising, each Work Order then in force at the date of such termination shall nevertheless continue in full force and effect for the remainder of the term of such Work Order, unless expressly terminated in accordance with this Section 21.  Termination of any Work Order shall not affect any other Work Order or this Agreement.

21.2       Sponsor may terminate this Agreement, including any Work Order prior to completion of the applicable Services, at any time for any reason upon sixty (60) days written notice to the other Party, except when the reason for termination is the safety of Study participants, whereupon it may be terminated immediately by either Party. Covance shall use reasonable efforts to conclude or transfer the Study as expeditiously as practicable and in accordance with all applicable Regulatory Requirements.  Covance and the Sponsor shall cooperate with each other during such termination to safeguard patient safety, continuity of patient treatment and to comply with all applicable Regulatory Requirements.

21.3       To the extent permitted by law, either Party may terminate this Agreement and all relevant Work Orders with immediate effect by notice in writing to the other Party:

(a)      if the other Party commits a material breach of any term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of forty-five (45) days after being notified in writing to do so; or

(b)      if the other Party suspends payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts; or the other Party suspends, or threatens to suspend, or ceases or threatens to cease to carry on, all or substantially the whole of its business; or

(c)      if the other Party presents a petition or has a petition presented for its winding-up or has a receiver or an administrative receiver appointed of all or any part of its assets or undertaking or if a notice of intention to appoint an administrator is served in respect of it or calls a meeting of, or enters into any composition or arrangement with, its creditors.

21.4       Termination of this Agreement, or Work Order, shall not relieve either Party of their obligations to the other in respect of (a) maintaining the confidentiality of the Confidential Information; (b) assignment of Inventions and assistance with respect thereto; (c) obtaining consents for the use of names; (d) indemnification; (e) limitation of liability; (f) compensation for the Services properly performed; (g) retention of records; (h) reimbursement and payment for legal proceedings; (i) non-solicitation of employees.  The provisions of this Section together with and any other section which is necessary for the interpretation or enforcement of this Agreement shall survive the expiry or termination of this Agreement howsoever arising.

22          CONSEQUENCES OF DELAY, CANCELLATION OR TERMINATION

22.1       If the scheduled start up of the Services are Delayed due to: (i) delay caused by the Sponsor and not caused by Covance; or (ii) delay in any approval by a Regulatory Authority or IEC/IRB; or (iii) at the request of the Sponsor, Covance shall be entitled to ***** for: (a) ***** (b) ***** (c) ***** and (d) *****.

22.2       In the event that the Services are cancelled or terminated in accordance with Sections 21.2 or 21.3 (other than amounts payable for the deficient or defective services arising to a material breach by Covance under Section 21.3(a)), Covance shall be entitled to ***** for: (a) ***** (b) ***** (c) ***** and (d) *****.

23          INSURANCE

Each Party shall secure and maintain in full force and effect through the performance of the Services the necessary insurance coverage in amounts appropriate to the conduct of its business.  Certificates evidencing such insurance shall be made available for examination upon written request by the Sponsor or Covance.  The additional insurance requirements that may apply to any specific Services are detailed in the relevant Exhibit A.

24          SAMPLE RETENTION

24.1       Subject to Section 24.2 and any provisions in Exhibit A, all Samples associated with the Services shall be retained, returned to the Sponsor or disposed of (including destruction) in accordance with the Work Order, Protocol/Scientific Plan or the Sponsor’s reasonable written instructions and applicable Regulatory Requirements. Where no provision is made in the Work Order or Protocol/Scientific Plan, the Sponsor shall be contacted to determine whether the Samples should be destroyed, returned to the Sponsor or retained by Covance subject to agreement of the Parties on the time period and fees payable for retention.

24.2       Regulatory samples obtained from drug substance or drug product shall be retained and disposed of in accordance with the Protocol/Scientific Plan. Samples obtained from clinical trials and HBS shall be retained and disposed of in accordance with the provisions of Section 25 of this Agreement.

25          HUMAN BIOLOGICAL SAMPLES

25.1       Where the Sponsor or third parties for which the Sponsor is responsible supply HBS to Covance in connection with the Services, the Sponsor represents and warrants that:

(a)      all HBS supplied in connection with the Services under this Agreement  and any relevant Work Order are or have been procured and supplied to Covance ethically in full compliance with any and all applicable national laws, regulations, or codes of practice (including any submissions, approvals and registrations to any applicable Regulatory Authority) relating to the Use of HBS providing protection for human subjects in the country of origin;

(b)      the HBS Donor has given Informed Consent;

(c)      all HBS shall be supplied to Covance without any information or data that could allow Covance to personally identify the HBS Donor  under applicable Data Protection Laws and other applicable Regulatory Requirements; and

(d)      all HBS supplied to Covance:  (i) may be Used for the Services; (ii) may be used to provide data in support of commercial product development; and (iii) were procured without inappropriate financial benefit to the HBS Donor;

(e)      provided that, if either Party learns that any of the above representations are not accurate, it shall inform the other Party and the Parties shall take reasonable steps to cure as applicable to its responsibilities, which may include obtaining Informed Consent or removal of applicable personal identifiers.

25.2       The Sponsor shall: (a) upon request, provide a copy of the relevant Informed Consent template; (b) upon request, provide a copy of the relevant documents certifying that the HBS provided to Covance has completed the necessary submissions, approvals and registrations required to be made to any applicable Regulatory Authority; and (c) ensure any HBS shall be de-identified or 'coded' according to applicable Regulatory Requirements to protect the identity and confidentiality of the HBS Donor.   Full date of birth shall only be collected if medically relevant to the Services (unless legally restricted in the country of operation).

25.3       In the event of a withdrawal of, or a material variation to the Informed Consent (including any material changes that may affect the Services provided by Covance) the Sponsor shall promptly notify all relevant Covance entities of such changes.

25.4       Covance agrees to use the HBS in accordance with all applicable national laws, regulations and codes of practice.

25.5       Upon the Sponsor's request, Covance shall retain, return or dispose of all HBS in accordance with the Informed Consent, the Sponsor's reasonable instructions or any other specific requirements under applicable national law.

25.6       The Sponsor acknowledges that where Covance enters into a material transfer agreement (MTA) with the provider of any HBS, Covance shall act in accordance with the terms of the MTA and the disposition of the relevant HBS shall be as prescribed in the MTA.  In the event of a conflict between the terms of the MTA, this Agreement, any Work Order and any instructions provided by the Sponsor, the terms of the MTA shall prevail.

26          DATA PROTECTION

26.1       Where Covance processes any Personal Data on behalf of the Sponsor, Covance shall process such Personal Data in accordance with all applicable Data Protection Laws in the territories in which the Services are performed (Protected Data).

26.2       If Covance processes any Protected Data on behalf of the Sponsor, Covance and the Sponsor each agree and acknowledge that the Sponsor shall be the data controller and Covance shall be the data processor with respect to the processing of such Protected Data.  Covance shall only process such Protected Data on behalf and upon the reasonable instructions of the Sponsor for purposes notified to it by the Sponsor for which consent from the relevant data subjects has been obtained in accordance with all applicable Regulatory Requirements.  Covance shall follow such procedures, policies and reasonable instructions as may be agreed by the Parties from time to time.

26.3       Covance shall take reasonable technical and organizational measures that are necessary to protect against the unauthorized or unlawful processing of or the unauthorized or unlawful disclosure of such Personal Data.  Covance shall promptly notify the Sponsor in the event of a security breach involving any Personal Data which Covance is processing on behalf of the Sponsor.

26.4       The Parties  agree to comply with any and all notification and information requirements under the applicable Data Protection Laws. Covance and the Sponsor will comply with all applicable law relating to collection, processing, transfer and protection of any Personal Data (including, but not limited to, Personal Data of its own employees, employees of the other Party, Study participants, Investigators and research site staff), including, to the extent applicable, the European Commission Directive 95/46 (the Directive) and local European Union member state data protection acts as it relates to the protection of the Personal Data of inhabitants of the European Economic Area, including the General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679) after May 25, 2018. With respect to the Personal Data of a Study participant, Investigators and research site staff, which is collected in connection with a Study (Data Subjects), the Sponsor and/or its Affiliates will be the “data controller” and Covance the “data processor” as such terms are defined in the Directive (and subsequently as defined in the GDPR). Covance will (a) only collect, process and transfer those categories of Personal Data that it may legitimately process in accordance with this Agreement and/or the Sponsor’s written instructions or as permitted by consent from the Data Subject, (b) notify the Sponsor promptly of any communication received from a Data Subject directly identifiable to Covance relating to subject access rights, and (c) take reasonable measures to keep such Personal Data secure and confidential.

27          SUBCONTRACTORS

27.1       Notwithstanding Section 33.2, certain tasks specified in the Work Order or Protocol/Scientific Plan may be subcontracted by Covance to its Affiliates or Subcontractors, provided, however, that Covance may not subcontract any task or any part of the Services to any Subcontractor or any other person without the prior written consent of the Sponsor. Covance shall be responsible for the performance of Subcontractors contracted by Covance pursuant to this Section 27.1.

27.2       For clarity, Vendors are not Subcontractors. Except with respect to liability from Covance’s negligence in the performance of its obligation under this Agreement or Work Order, the liability of Covance to Sponsor with respect to Vendors shall be *****: (1) ***** (2) *****. *****. Covance shall reasonably assist Sponsor in connection with any enforcement action or dispute against such Vendor for services provided by such Vendor in connection with a Work

Order for the benefit of Sponsor. For clarity, the limitation of liability set forth in Section 18.1 shall govern any recovery by Sponsor against Covance for claims arising from the negligent performance of Covance’s obligations under this Agreement or Work Order.For the avoidance of doubt, the Parties acknowledge and agree that Investigators shall not be considered Subcontractors, employees, or agents of Covance.  All Investigators shall exercise their own independent medical judgement and shall be considered independent contractors. Covance’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in the Agreement and the applicable Work Order.

28          FORCE MAJEURE

28.1       No Party shall be in breach of this Agreement or Work Order nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement or Work Order as appropriate, if such delay or failure results from a Force Majeure Event. In such circumstances, any time specified for completion of performance in the Work Order or Protocol/Scientific Plan falling due during or subsequent to the occurrence of a Force Majeure Event shall be automatically extended for a period of time equal to such event.  Covance shall promptly notify the Sponsor if, by reason of a Force Majeure Event, Covance is unable to meet any critical timelines or critical deliverables specified in any Work Order.

28.1       Should any part of the Services be rendered invalid as a result of a Force Majeure Event, Covance shall, upon written request from the Sponsor, and at the Sponsor’s sole cost and expense, repeat the affected part of the Services.

29          NOTICES

29.1       Except for the purposes of any legal notice or proceedings, which shall not include email, all communications and notices required under this Agreement shall be in writing and deemed to be given if delivered personally, or mailed by overnight delivery or first class mail, postage prepaid, to the addresses set forth below, or via electronic mail or fax with hard copy confirmation, or to such other addresses as the Parties from time to time specify in writing.

29.2       Notices shall be treated as having been given upon delivery if delivered by hand or by commercial courier at the time of signature of receipt; if sent by prepaid first class mail or recorded delivery three (3) days from the date of posting; if by fax or electronic mail, at the time of transmission and if by airmail seven (7) days from the date of posting.

29.3       Notice shall be given to the parties at the addresses listed below or at such other place as a Party shall nominate:

(a)          If to Sponsor to:

Immunomedics, Inc.

300 The American Road

Morris Plains, New Jersey 07950

Attention: President and CEO

If to Covance, the address set forth in the Notice Section of any relevant Exhibit A, with a copy to Covance Inc. at the following address:

Covance Inc.

210 Carnegie Center

Princeton, New Jersey 08540-6233

United States

Attention: Legal Department

30          PUBLICITY AND PUBLICATION

Neither Party shall: (a) use the name, trademark or the name of any representative of the other, or the existence of this Agreement for any promotional or advertising purposes, or any other publication, without the prior written consent of the other Party; or (b) state or imply that the other Party endorses or approves any service, material, product or compound of the other Party without the prior written consent of the other Party.  Such restrictions shall not apply to internal communications and publications to a Party’s Affiliates.

31          NO SOLICITATION

31.1       Except as provided in Section 31.2, neither Party shall solicit or otherwise encourage any personnel or employees of the other Party with whom it has contact pursuant to this Agreement to seek employment with a Party throughout the course of the Agreement and for a period of *****.

31.2       Section 31.1 shall not apply in the event: (i) the potential recruiting Party has consulted with the other Party and obtained permission to solicit such employee; (ii) an employee of a Party seeks employment with the other Party in response to an unsolicited response to a general advertisement or recruiting effort not directed at such employee or Party; or (iii) an employee of either Party who is terminated or otherwise released from employment by such Party or its Affiliates ***** prior to accepting employment with the other Party.

32          COMPLIANCE

32.1       Debarment.  Covance represents and warrants that to its knowledge it does not use and shall not use in any capacity the services of any person debarred under subsections §306(A) or §306(B) of the U.S Generic Drug Enforcement Act 1992, disqualified as a testing facility under 21 CFR Part 58 Subpart K. or disqualified, restricted or having made assurances as a clinical investigator under 21 CFR §312.70 or otherwise debarred, restricted or disqualified under the corresponding laws of an applicable jurisdiction in connection with any of the Services performed under this Agreement.   Covance shall promptly disclose in writing to the Sponsor if it becomes aware that any: (a) person who is performing the Services is debarred, disqualified or restricted; or (b) action, suit, claim, investigation or legal or administrative proceeding is pending relating to the debarment, disqualification, restriction of Covance or any person performing Services under this Agreement.

32.2       Anti-Bribery. Each Party agrees that it has not and shall not, either directly or indirectly, engage in the following conduct: bribery or offer,  promise, authorize to pay, or make any improper payment of any monies or financial or other advantage, including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value, or any other perceived benefit to improperly obtain or retain a business advantage in violation of any Anti-Corruption Laws and further, each Party agrees that it shall not take any action that would cause the other Party to be in violation of such Anti-Corruption Laws.

32.3       Trade Control. Notwithstanding any other provision of this Agreement to the contrary, each Party shall comply with, and retain responsibility for its compliance with, all applicable export control laws (e.g., the U.S. Export Administration Regulations) and economic sanctions programs (e.g., economic sanctions maintained by the U.S. Treasury Department, as well as Specially Designated Nationals and Blocked Persons (SDNs)) relating to its respective business, facilities, and the provision of services to third parties (collectively, Trade Control Laws).   It shall be in the sole discretion of Covance to refrain from being directly or indirectly involved in the provision of goods, software, services and/or technical data that may be prohibited by applicable Trade Control Laws, including sanctions currently in place against Cuba, Iran, North Korea, Sudan, Syria and SDNs.

33          GENERAL

33.1       Independent Contractor.  It is understood and agreed that Covance shall perform its duties as an independent contractor and not as an agent, employee, partner or joint venture of the Sponsor.  Neither Party shall have the authority to bind or commit the other Party in any manner whatsoever and shall not, at any time, hold itself out to third parties as having authority to enter into or incur any commitments, expenses, liabilities or obligations of any nature on behalf of the other party except as permitted in this Agreement, a Work Order, or other document expressly providing such authority.

33.2       Assignment. Each Party may assign, transfer or subcontract any or all of its rights and obligations under this Agreement or a Work Order to its Affiliates.  The assigning Party shall continue to remain liable for any accrued obligations under this Agreement or a Work Order prior to such assignment. Notwithstanding the foregoing and except in connection with an internal reorganization of a Party’s corporate structure or in connection with a merger or sale of substantially all of the assets of a Party, this Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

33.3       Waiver. A waiver of any term, provision or condition of this Agreement or Work Order shall be effective only if it is in writing and no waiver, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver or estoppel of any such term, provision or condition or any other term of this Agreement or a Work Order. No failure or delay by either Party in exercising any right or remedy under this Agreement shall constitute a waiver of such right, nor shall it prevent or restrict its further exercise.  The Parties acknowledge and agree that they have not relied upon any representations made before contract in deciding to enter into this Agreement and the Parties waive all and any right to pursue any claim for misrepresentation except for fraudulent misrepresentation.

33.4       Variation. No provision of this Agreement or Work Order may be amended, modified, varied, discharged or terminated except by the express written agreement signed by an authorized representative of each of the Parties.

33.5       Severability. If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

33.6       Entire Agreement.  This MSA together with the Exhibits and Work Order sets forth the entire agreement between the Parties with respect to the performance of the Services and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto and shall take precedence over all terms, conditions, and provisions on any purchase order or other form of other acknowledgment or order release purporting to address the same subject matter; except that any agreement entered into prior to the Effective Date with respect to any Services that are being performed before the Effective Date shall remain effective and shall continue to govern such existing Services.

33.7       Legal Testimony.  If a Party is obliged to provide testimony or records regarding a dispute not involving or naming the other Party in any legal or administrative proceeding, i.e., other than testimony or records related to any dispute between the Parties arising from the Agreement, a Work Order, or the relationship between the Parties, then the requesting Party shall reimburse the other Party for its out of pocket costs plus a reasonable hourly fee for the involvement of its employees or representatives in such proceedings equal to the internal fully burdened cost of such employees or representatives. The foregoing does not supersede or replace each Party’s indemnification obligations under Section 19 or confidentiality obligations under Section 14.

33.8       Third Party Rights. Except as expressly set forth in this Agreement in respect of Covance Affiliates and Section 17, this Agreement is not intended to confer any rights, benefits or remedies of any kind whatsoever, and a person who is not a Party to this Agreement shall have no right to enforce any of its terms.

33.9       Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original to this Agreement but all of which together shall constitute the same Agreement.

33.10     Dispute Resolution. It is the intention of the Parties that in the event disputes should arise over the interpretation and application of this Agreement, the Parties shall first attempt to settle such disputes by negotiation and consultation between the senior executives of the Sponsor and Covance and other parties familiar with this Agreement, any Work Order or Protocol/Scientific Plan.

33.11     Law.  All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws of the *****, without regard or giving effect to its principles of conflicts of law and, if applicable, with the express exclusion of the United Nations Convention on the International Sale of Goods.

33.12     Jurisdiction.  The Parties irrevocably agree that any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) shall be governed by the exclusive jurisdiction of the state or federal courts of the *****.

Signed by the Parties or their duly authorized officers on the dates set forth below, to be effective on the date set forth on the first page of this Agreement.

Signed by
for and on behalf of
COVANCE INC.
Position:
July 31, 2017

Signed by
for and on behalf of
COVANCE INC.
Position:
July 31, 2017

Signed by Michael Garone	CFO
for and on behalf of	July 31, 2017
IMMUNOMEDICS INC.

EXHIBIT A-1 – ADDITIONAL TERMS AND CONDITIONS FOR THE PROVISION OF CLINICAL RESEARCH SERVICES IN CLINICAL TRIAL SUBJECTS

WHEREAS

(A)        IMMUNOMEDICS INC. (the Sponsor) and Covance Inc. (the Company) are parties to a Master Services Agreement effective as of [date] (the MSA).

(A)        COVANCE INC. with its principal address of 210 Carnegie Center, Princeton, New Jersey, 08540 USA (Covance Clinical) shall be considered to be a party to the MSA for the Services provided under this Exhibit A-1.

(B)        This Exhibit A-1 to the MSA is for the provision of clinical research services in patients to the Sponsor by Covance Clinical.

NOW THEREFORE the Parties agree as follows:

1.           Definitions

1.1.        Each capitalized term used in this Exhibit A-1, but not defined, has the meaning specified in the MSA unless a clear contrary interpretation otherwise applies.

2.           Transfer of Obligations

2.1.        Covance Clinical acknowledges and agrees that the responsibility for Services performed as set forth under the applicable Work Order are being transferred to Covance Clinical in accordance with 21 CFR §312.52 EU Clinical Trial Directive (2001/20/EC), International Conference on Harmonization of GCP E6 (R1) (ICH GCP) or any other applicable regulations.  The Sponsor shall at all times be considered the “Sponsor” of the Study pursuant to the terms of the Federal Food, Drug, and Cosmetic Act (as amended), the regulations of the US FDA (as promulgated in 21 CFR), and the regulations of the US FDA (as promulgated in 21 CFR) or any other applicable national regulations and ICH GCP.  The obligations transferred should be included in Form FDA 1571, Section #14, the EudraCT form or an equivalent in the country in which the Services are being performed (Transfer of Obligations Form).

2.2.        The Parties acknowledge and agree that although Covance Clinical may recommend investigative sites be closed (for example due to site non-performance), the Sponsor shall retain responsibility for formally approving the closing of such investigative sites.

2.3.        For any Change Order that affects the scope of the regulatory obligations that have been transferred to Covance Clinical, the Sponsor and Covance Clinical shall execute a corresponding amendment to any Transfer of Obligations Form. The Sponsor shall file such amendment where appropriate or as required by any applicable Regulatory Requirements.

3.           Insurance

3.1.        The Sponsor hereby represents and warrants that it maintains adequate clinical trial and product liability insurance coverage consistent with industry standards through a reputable insurance carrier and in compliance with all applicable Regulatory Requirements with minimum coverage of ***** US dollars (US $*****) per occurrence.  The Sponsor further represents and warrants that such insurance policies does not contain any additional exclusions clauses not normally found in insurance of such type that might limit and would not extend to the clinical trial for which the Services are being provided.

3.2.        The insurance shall identify Covance Clinical as an additional insured and shall cover all subjects screened or treated as part of the relevant clinical trial for personal injury suffered as a result of the participation in the Study and/or the Study screening process.

3.3.        The Sponsor shall provide Covance Clinical with a copy of the Sponsor’s certificate of insurance or such other documented evidence to confirm that it has such insurance cover.  The Sponsor's insurance shall be with a company having a minimum of an A-rating by Best’s rating service and such insurance.  The Sponsor shall maintain such insurance through the entire duration of Study and for three (3) years thereafter and shall immediately notify Covance Clinical in writing of any changes in coverage that impact the coverage requirements set forth above.  In the event coverage is not maintained, a minimum three (3) year extended reporting period shall be purchased by the Sponsor.

3.4.        In the event that the Sponsor is unable to provide an appropriate: (i) certificate of insurance; or (ii) level of insurance cover as specified in this Paragraph 3, then Covance Clinical shall be entitled to cease the relevant Services whereupon the relevant Work Order may be terminated.

4.           Delays or Cancellation

4.1.        In the event that a Study is Delayed or placed on-hold for more than ***** the Sponsor shall have the right to retain at their expense, unless for circumstances primarily attributable to failure by Covance to perform its obligations hereunder, *****.  If the Sponsor does not wish to retain any core team members for the duration of the on-hold or Delay period, Covance Clinical shall have the right to reallocate any and all such staff after a thirty (30) calendar day period.  If the Delay or on-hold period continues for ninety (90) days either Party may, by provision of written notice, terminate the applicable Work Order.

4.2.        If the scheduled start-up of any Study under a Work Order to this Exhibit A-1 is Delayed or cancelled by the Sponsor, pursuant to Section 22 of the MSA, Covance Clinical shall be entitled to ***** for all work properly performed by Covance Clinical for the Services (inclusive of wind-down costs) up through the effective day or Delay or termination regardless of: (i) the achievement of any milestones used as payment triggers for Fixed Price Work Orders or (ii) the achievement of any units or partial units as outlined in the Budget for Fixed Unit Price Work Orders.

4.3.        If the Sponsor terminates a Study within the following time periods, the Sponsor shall pay Covance Clinical the following additional fees in accordance Section 22.2 of the MSA:

4.3.1.  *****;

4.3.2.  *****;

4.3.3.  *****.

5.           Data Management Services

5.1.        According to Covance Clinical’s licensing agreements, Covance Clinical is prohibited from sharing dictionary terminology or data with any non-subscribing client.  In offering Covance Clinical’s coding services for a particular Study, the Sponsor undertakes that it has or shall obtain a current subscription for using such coding with the applicable licensor (including, Northrop Grumman/MSSO for MedDRA and Uppsala Monitoring Center for WHODRUG).

5.2.        Covance Clinical is required to verify the Sponsor's subscription to such dictionary and data services before the start of a particular Study.  If it is determined that the Sponsor does not have an appropriate subscription, Covance Clinical shall have the right to: (a) inform the applicable licensor; (b) cease provision of any of the terminology or data; and (c) be reimbursed all costs, expenses and damages associated with Sponsor's failure to be properly licensed to use such dictionary and data services.

6.           Notices

All notices to the parties is governed by Section 29.3 of the MSA. Covance Clinical shall be sent to Covance Inc., 210 Carnegie Center, Princeton, NJ 08540-6233, USA, Attention: Global Director Contract Management.

SIGNED by an authorised signatory for and on behalf of:

Immunomedics Inc.	Covance Inc.

By:	By:

Date:	Date:

Covance Inc.

By:

Date:

Exhibit B - Pro-forma Work Order

This WORK ORDER is made the date the last party signs below between:

(1)         IMMUNOMEDICS INC. whose registered office is at 300 American Road, Morris Plains, New Jersey 07950 (the Sponsor); and.

(2)         COVANCE [    ]  whose registered office is at [insert address] (the Covance); and

(each a Party and collectively the Parties).

RECITALS

(A)        WHEREAS Immunomedics Inc. (Sponsor) and Covance Inc. (the Company) are parties to a Master Services Agreement effective as of [date] (the MSA).

(A)        WHEREAS Covance is a party to the MSA by virtue of Exhibit A-[ ] to the Agreement.

(B)        WHEREAS subject to the terms and conditions of the MSA and the additional terms and conditions set forth in the relevant Exhibit A, the Sponsor and Covance hereby agree to execute a Work Order relating to the Services for Sponsor’s Protocol/Scientific Plan [insert reference].

NOW THEREFORE the Parties agree as follows:

1.           Definitions and Interpretation

1.1.        Each word and term used in this Work Order, but not defined, has the meaning specified in the Agreement unless a clear contrary interpretation otherwise applies.

1.2.        In the event of conflict between the terms and conditions of this Work Order and those of the Agreement , the terms of the Agreement shall prevail except to the extent that this Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter.

2.           Term and Termination

The term of this Work Order [shall commence on …] [shall be deemed to have commenced on ...] and shall continue until completion of the Services or earlier termination of the Agreement in accordance with the termination provisions set out in the Agreement (the Term).

3.           Services

Covance agrees to perform the following Services for the Sponsor as set forth in the attached description of Services at Annex 1, which shall also details the Study/Services Specific Assumptions that apply to the Services.

3.1         Consultancy Services (this Section will only be included in those Work Orders where Covance is performing these Services)

In the event that Covance performs any consultancy or advisory services for the Sponsor, Covance disclaims any and all liability in connection with any decision by the Sponsor including with respect to the Test Materials as a result of such consultancy or advisory services performed by Covance and the Sponsor waives any and all claims it may have against Covance with respect to the foregoing.

4.           Budget

4.1.        The Budget for the Services is set out in the detailed Budget in this Work Order attached at Annex 2.

4.2.        Invoices and Payment are governed by Sections 8 through 10 of the MSA. In consideration for its performance of the Services under this Work Order, the Sponsor shall pay Covance in accordance with the payment schedule or payment terms set out in this Work Order attached as Annex 3.

4.3.        Invoices are due within thirty (30) days of receipt by the Sponsor.

5.           Payment and Invoice Details

5.1.        All invoices and summary report documentation  provided to the Sponsor should be sent to the following address:

[insert]

5.2.        All payments to Covance should be sent to the following address:

[insert]

6.           Change Control

In the event that any of the Assumptions used to calculate the Budget or in the provision the Services change, in accordance with Section 10 of the MSA, the Parties shall negotiate an amendment to this Work Order if appropriate.  No amendment to this Work Order shall be binding unless agreed in writing.

7.           Insurance

8.           Sponsor hereby represents that insurance referred to in Paragraph 3 of Exhibit A-1 (Covance Clinical) of the Agreement is applicable to and valid for the duration of this Study. Entire Agreement

This Work Order and the terms of the Agreement represent the entire and integrated agreement between the Sponsor and Covance and supersede all prior negotiations, representations or agreements, either written or oral, regarding the Services.

9.           Choice of Law and Jurisdiction

Any contractual dispute or claim arising between the Parties to this Work Order arising out of or in connection with the Agreement or the Services defined herein shall be construed, governed, interpreted, and applied in accordance with the provisions of Sections 33.11 and 33.12 of the Agreement.

Immunomedics Inc.:	Covance [ ]:

Name:	Name:

Signature:	Signature:

Title:	Title:

Date:	Date:

ANNEX 1 – DESCRIPTION OF SERVICES

ANNEX 2 – BUDGET

The pricing for the Work Order shall be deemed to be a Fixed [Unit] Price Work Order, which means a fixed set of Services and delivered in accordance with the fixed [fees]/[unit budget] outlined in this Annex.

Additional paragraph for Fixed Unit Price: Fixed Unit Prices reflect the average unit price to perform the task and are not illustrative of the actual effort associated with the unit. If the scope of an individual unit changes or the projected number of units are not achieved, adjustments shall be made to the Fixed Unit Price or the development of a new unit (as the case may be) in accordance with Section 10 of the MSA to reflect the actual effort associated with the unit.]

ANNEX 3 – PAYMENT SCHEDULE OR PAYMENT TERMS

EXHIBIT C - PRO-FORMA CHANGE ORDER

This CHANGE ORDER is made the date the last party signs below between:

(1)         IMMUNOMEDICS INC. whose registered office is at 300 American Road, Morris Plains, New Jersey 07950 (the Sponsor); and.

(2)         COVANCE [      ]  whose registered office is at [insert address] (the Covance); and

(each a Party and collectively the Parties).

RECITALS

(A)        WHEREAS Immunomedics Inc. (Sponsor) and Covance Inc. (the Company) are parties to a Master Services Agreement effective as of [date] (the MSA).

(B)        WHEREAS Covance is a party to the MSA by virtue of Exhibit A-[ ] to the MSA.

(C)        WHEREAS the Sponsor and Covance are Parties to a work order effective as of [date] under the Agreement relating to the Services (the Work Order).

(D)        WHEREAS subject to the terms and conditions of the Agreement the Sponsor and Covance hereby agree to amend the Work Order.

NOW THEREFORE the Parties agree as follows:

1.           Scope and Definitions

1.1.        Each word and term used in this Change Order, but not defined, has the meaning specified in the Agreement unless a clear contrary interpretation otherwise applies.

1.2.        Pursuant to Section 10 of the MSA, the Parties have agreed to vary the terms agreed in the Agreement or Work Oder by the terms set out in this Change Order No #.

1.3.        In the event of conflict, the terms in this Change Order shall take precedence over the Agreement or the Work Order.

2.           Term and Termination

The term of this Change Order [shall commence on …] [shall be deemed to have commenced on ...] and shall continue until completion of the Services or earlier termination of the Agreement in accordance with the termination provisions set out in the Agreement (the Term).

3.          Amendments

3.1.       It has been agreed between the Parties that the Work Order shall be extended for a further term of ... until ....

3.2.       In consideration of agreeing to provide the Services as amended by this Change Order:

3.2.1.      the description of Services (Annex 1) of the Work Order is hereby replaced in its entirety by revised description of Services attached at Appendix 1 of this Change Order.

3.2.2.      the Budget attached at Annex 2 of the Work Order is hereby replaced in its entirety by the revised Budget attached at Appendix [ ] of this Change Order. [The revised Budget reflects the revised description of Services and Study/Services Specific Assumptions contained in Appendix I to this Change Order.]

3.2.3.      the payment schedule (Annex 3) of the Work Order is hereby replaced in its entirety by the revised payment schedule attached at Appendix [ ] of this Change Order.

3.3.       In all other respects the Agreement and the Work Order shall continue in full force and effect.

SIGNED in duplicate by an authorised signatory for and on behalf of:

Immunomedics Inc.:	Covance [ ]:

Name:	Name:

Signature:	Signature:

Title:	Title:

Date:	Date: